EXHIBIT 10.6

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) made this 29th day of September 2006 (“Effective Date”) by and between:

Private Media Group, Inc. a corporation registered in the State of Nevada and with registered office at 3230 Flamingo Road, Suite 156, Las Vegas, Nevada 89121 USA (henceforth “ Private”),

and

Peter Cohen (carrying a US passport with passport number 156267429) of 1415 Sunset Harbor Drive, Apt 403 Miami Beach, Florida 33139 USA (herein “Consultant”)

RECITALS

WHEREAS, Private desires consulting and similar services relating to Private’s business;

and

WHEREAS, Consultant desires to contract with Private to perform such services.

NOW, THEREFORE, in consideration of the mutual covenants herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Consultancy

The Consultant shall serve as a consultant to Private for a period commencing on the Effective Date and ending one month after Private serves written notice of termination on the Consultant (herein “the Notice Period”). If Private serves notice of termination of this Agreement during the period commencing on the Effective Date and ending on the anniversary of the Effective Date in addition to the Fees chargeable for the period of this Agreement Consultant will be entitled to invoice Private for an additional sum equal to one month’s fees by way of compensation for termination of the Agreement. If Private serves notice of termination of this Agreement after the first anniversary of the Effective Date in addition to the Fees chargeable for the period of this Agreement Consultant will be entitled to invoice Private for an additional sum equal to three month’s fees by way of compensation for termination of the Agreement. During the Notice Period Private shall have absolute discretion as to whether Consultant will be required to continue to perform the Services. Private reserves the right to terminate this Agreement at any time without payment of any compensation in the event of fundamental breach of the Agreement by the Consultant in the provision of the Services including but not limited to any significant illegal or criminal actions, gross insubordination, or gross negligence.

2.	Scope of Work

The Consultant shall perform the services set forth in Exhibit A attached hereto (the “Services”). Any additions or modifications of the Services shall be set forth in writing and signed by both parties. The performance of services and compensation therefore necessary for completion of such additions or modifications shall be governed by this Agreement unless otherwise described in the written agreement of the parties.

3.	Exclusivity

Consultant agrees that he will provide the Services exclusively to Private and will not engage in activities defined in Exhibit A either on his own behalf or for any 3rd party without the prior written consent of Private.

4.	Consulting Fees

Private agrees to pay Consultant the sum of $16,667 (SIXTEEN THOUSAND, SIX HUNDRED AND SIXTY SEVEN DOLLARS) per calendar month, twelve months per year during the term of the Agreement. The fees specified herein are intended to be exclusive of all reasonable expenses incurred by the Consultant in the performance of his obligations hereunder. Consultant will be reimbursed for normal travel and entertainment expenses where appropriate in the course of providing the Services in accordance with Private’s Travel and Entertainment Policy. Consultant agrees to comply with Private’s normal business policies in relation to the reimbursement of expenses including providing copies of receipts and other documents reasonably necessary to enable Private to verify the expenses. The Consulting Fee will be paid upon submission of Consultant’s invoice in arrears at the end of each calendar month.

4.1 Bonus

Exhibit B sets out the Consultant’s entitlement to additional remuneration in the form of entitlement to additional fees (herein “(he Bonus Fees”) in specified circumstances. Bonus fees are only awarded per calendar year starting with the year of 2007 payable within 10 working days of the date of filing of Private’s annual financial statements, i.e. in the case of 2007 on April 1, 2008. Consultant has to have provided services as per this Agreement throughout the entire calendar year for which a Bonus Fee is applicable.

5.	Relationship of Parties

Nothing in this agreement shall be determined to constitute an employment agreement and the Consultant is not entitled to receive any of the benefits, rights or protections which an employee of Private would receive. Fees payable hereunder in respect of the Services are regarded by Private as freelance earnings and no income tax or so called social security payments will be deducted from the fees payable hereunder.

2 (6)

6.	Provision of Offices, Equipment, Materials and Accommodation

The Consultant will provide the Services at the premises of Private or other offices designated by Private in Barcelona. Necessary space equipment and materials will be provided by Private at its own expense.

7.	Confidentiality

The Consultant acknowledges that “Confidential Information” is of great value to “Private Media Group” (as these terms are defined in Section 8 of this Agreement) . Accordingly, the Consultant agrees not to divulge to any Unauthorised Person, either during or after the term of this Agreement, any Confidential Information obtained or developed by the Consultant during the term of this Agreement. The expression “Unauthorised Person” means anyone who is not an employee, agent, advisor or shareholder of Private or one of its affiliate companies. Upon the expiration or earlier termination of this Agreement, the Consultant agrees to deliver to Private all documents, papers, drawings, tabulations and similar documentation which are furnished by Private to the Consultant or were prepared by the Consultant in performance of the Services for the Private. Upon the expiration or termination of this Agreement, the Consultant agrees to make no further use or utilization of the Confidential Information. The provisions of this Section 7 shall survive the termination of this Agreement.

8.	Confidential Information

“Confidential Information,” as used in this Agreement, shall mean information regarding the business affairs, operations, business opportunities, price and cost information, financial information, customer names, prospects and customer lists, business plans, manuals, letters, notebooks, procedures, reports, products, processes, inventions, research and development, and other information or knowledge concerning Private Media Group. The term “Private Media Group” means Private Media Group, Inc (a US corporation incorporated in the State of Nevada and listed on the NASDAQ stock exchange) and its shareholders, subsidiaries and affiliated corporations throughout the World whether wholly or partly owned. The term “Confidential Information” shall not include information that (a) is or becomes generally available to the public through avenues not in violation of this Agreement, or (b) was available to Consultant on a non-confidential basis prior to disclosure to Consultant by Private.

9.	Independent Contractor

Consultant is not an employee of Private and is not authorized to enter into any legal or contractual obligations on behalf of Private. It is envisaged however that Consultant may represent Private in discussions and contractual negotiations on the understanding that no binding contract may be entered into until a written agreement incorporating all the relevant obligations is executed on behalf of Private or other relevant company within the Private Media Group.

3 (6)

10.	Assignment

The Consultant may not assign this Agreement or his or her interest herein, nor delegate any obligations hereunder, without the prior written consent of Private.

11.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, USA whose courts shall have exclusive jurisdiction over disputes arising between the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement.

For and on behalf of Private:	For and on behalf of Consultant:

/s/ Berth Milton	/s/ Peter Cohen
Berth Milton – CEO, President and Chairman of the Board	Peter Cohen

4 (6)

EXHIBIT A

The Services

To offer advice and direction to the CEO of Private and the senior managers of the Private Group of Companies to achieve the following objectives:-

1)	to increase operating income; and

2)	to help the Group make a successful and profitable transition from so called “traditional media” to new media technologies; and

3)	to enable the Group to improve the efficiency of the systems which create and deliver the Group’s products and services including: management information systems, quality management, production management, inventory management, and other functions as they affect the organization.

5 (6)

EXHIBIT B

BONUS FEES

In addition to Consultant’s base fee, Consultant will be awarded an annual performance related bonus based on achieving budgeted operating income. Targets to be met in order to receive bonuses will be set by the Company in relation to budgets developed by Consultant. Budgets and targets shall be established within two months from the Effective Date and the Bonus Fees shall be as set out below:

Annual Operating Income*					Bonus Fee
Increase**	>	—	€	=	—	€
Increase	>	1,000,000	€	=	20,000	€
Increase	>	1,500,000	€	=	30,000	€
Increase	>	2,000,000	€	=	40,000	€
Increase	>	2,500,000	€	=	50,000	€
Increase	>	3,000,000	€	=	60,000	€
Increase	>	3,500,000	€	=	70,000	€
Increase	>	4,000,000	€	=	80,000	€
Increase	>	4,500,000	€	=	90,000	€
Increase	>	5,000,000	€	=	100,000	€

*	As reported by the Company to the SEC and as defined by US GAAP
**	The increase is defined as the annual increase in operating income for any calendar year compared to the annual operating income for the year 2006

6 (6)

3230 Flamingo Road, Suite 156

Las Vegas, Nevada 89121 USA

To Peter Cohen

Sunset Harbor Drive,

Apt 403 Miami Beach,

Florida 33139

USA

Dear Peter	29th September 2006

Re: Consultancy Agreement

We refer to the agreement between us and you dated as of today’s date relating to the provision of your services to Private Media Group, Inc (herein “the Consultancy Agreement”). When signed by you and us this letter agreement will be a binding agreement the terms of which will supplement the Consultancy Agreement.

We hereby agree as follows:

1)	Notwithstanding the terms of the Consultancy Agreement you will work under the title of COO Private Media Group, Inc and your specific duties and responsibilities will be as follows:-

a) You will be responsible for managing the day-to-day activities of the Private Media Group on a full-time basis. As COO you are one of the highest ranking members of the Group’s organization, monitoring the daily operations of the Group and reporting to the Group’s Chief Executive Officer directly.

b) As COO you will be responsible for Operations Management (OM). Your focus will be strategic, tactical, and short-term OM, which means that you are responsible for the effective planning, design, operation, and improvement of the systems that create and deliver the Group’s products/services, including: management information systems, quality management, production management, inventory management, and other functions as they affect the organization. You will have full responsibility for the Group’s financial performance.

2)	Notwithstanding the terms of the Consultancy Agreement you are entitled to select up to 22 business days per annum as paid vacation (as well as any national, local and company holidays in Spain). These vacation days should be selected after consultation with the CEO. No more than 5 days may be carried forward from one calendar year to another.

3)	Private will contract for and pay for the rental of a furnished apartment in Barcelona for your accommodation up to a maximum cost of €2,000 per month for a maximum period of 12 months commencing as soon as possible after the Effective Date when you have located a suitable furnished apartment for these purposes with our assistance. For the avoidance of doubt Private is responsible for the costs associated with renting the apartment including agency and legal fees but is not responsible for the cost of utilities or any other expense associated with the provision of the accommodation.

4)	Private will cover the cost of your participation in the Health insurance scheme enjoyed by senior executives of the Group working in the Barcelona offices so that you enjoy the same level of benefits,

5)	Should the Consultancy Agreement be terminated for any reason then this letter agreement shall also terminate automatically and simultaneously.

6)	This letter agreement shall be governed by the laws of the State of Nevada USA whose Courts shall have exclusive jurisdiction to resolve any disputes arising between the parties hereto.

Please sign and return the enclosed copy of this letter agreement to indicate your acceptance of the terms set out herein.

Yours sincerely

/s/ Berth Milton
Berth Milton
CEO, President and Chairman of the Board

Accepted and Agreed

/s/ Peter Cohen
Peter Cohen